EXHIBIT 10.2

Severance Plan for Clorox Executive Committee Members
Second Amended and Restated Effective as of February 11, 2020

The Severance Plan for Clorox Executive Committee Members (the “Plan”) provides benefits in certain instances to Participants who are employed by The Clorox Company, a Delaware corporation (“Clorox”) or an Affiliate (as defined below) of Clorox (collectively, the “Company”) and whose employment is involuntarily terminated. The Plan was originally adopted effective as of May 19, 2010. The Plan was subsequently amended and restated for the first time effective as of November 20, 2014 and is hereby amended and restated for the second time effective as of February 11, 2020.

Article I. Definitions

1.1 “Affiliate” means any corporation or other entity that, now or hereafter, directly or indirectly owns, is owned by, or is under common ownership with Clorox. A corporation or other entity shall be deemed to be “owned” by Clorox where Clorox owns more than fifty percent (50%) of the equity or other ownership interest in, or has the power to vote on or direct the affairs of, such corporation or other entity.

1.2 “Average Annual Bonus” means the average annual incentive bonus that the Participant received for the three (3) completed fiscal years immediately preceding the Separation Date, or the average annual incentive bonus that the Participant received for the actual number of completed fiscal years immediately preceding the Separation Date if less than three (3), under the Company’s annual incentive cash bonus plan in which the Participant was a participant.

1.3 “Base Salary” means the annual base salary of the Participant immediately prior to termination of employment by the Company.

1.4 “Board” means the Board of Directors of Clorox.

1.5 “Bonus Target” means the annual bonus that the Participant would have received in a fiscal year under the annual cash incentive bonus plan in which the Participant was then participating, if the target goals had been achieved.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “General Release” means a general release of all claims substantially in the form attached as Exhibit 1, which may be amended by the Management Development and Compensation Committee of Clorox’s Board (the “Committee”) at its sole discretion from time to time.

1.8 “Medical Insurance Coverage” means any medical, dental, vision and prescription drug insurance coverage offered by the Company to its salaried employees.

1.9 “Misconduct” means any act or omission of the Participant through which the Participant: (i) willfully neglects significant duties he or she is required to perform or willfully violates a material Company policy, and, after being warned in writing, continues to neglect such duties or continues to violate the specified Company policy; (ii) commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) acts (or omits to act) with gross negligence in the course of employment; (iv) fails to obey a lawful direction of the Board or, for Participants other than the Company’s Chief Executive Officer (the “CEO”), a corporate officer to whom he or she reports, directly or indirectly; or (v) acts in any other manner inconsistent with the Company’s best interests and values.

No act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer (with respect to Participants other than the Chief Executive Officer), or upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company. The Participant shall not be deemed to have committed an act or omission of Misconduct unless and until the Authorized Person determines that, in its good faith opinion, the Participant is guilty of conduct described in subparagraphs (i) through (v) above, and so notifies the Participant specifying the particulars thereof. For purposes of the Plan, the term “Authorized Person” shall mean: (1) with respect to the CEO and any other executive who at the time is a “named executive officer” within the meaning of Item 402(b) of Regulation S-K promulgated by the Securities and Exchange Commission (“NEO”), the Committee, (2) with respect to all other Participants (except as expressly provided herein), the unanimous determination of the CEO, Chief People Officer or comparable most senior human resources executive (“CPO”) and General Counsel (“GC”), (3) with respect to the CPO, if the CPO is not an NEO, the CEO and the GC, and (4) with respect to the GC, if the GC is not an NEO, the CEO and CPO.

1.10 “Participant” means a regular salaried employee of the Company scheduled to work more than twenty (20) hours per week who is a member of the Clorox Executive Committee.

1.11 “Section 409A” means Section 409A of the Code, and any related regulations or other guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service.

1.12 “Separation Date” means the last day a Participant is employed by the Company.

1.13 “Specified Employee” means a Participant who, for purposes of Section 409A of the Code on the Separation Date, is classified as:

A. an officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty (50) officers of the Company shall be determined to be Specified Employees as of any Separation Date;

B. a five percent owner of the Company, regardless of compensation; or

C. a one percent owner of the Company having annual compensation from the Company of more than $150,000.

The Company’s Specified Employees shall be determined in accordance with Section 409A.

1.14 Other Definitions.

Bonus	Section 3.1(B)
CIC Severance Plan	Section 3.5
Claimant	Section 4.2
Clorox	Recital
COBRA	Section 3.1(D)
Committee	Section 1.7
Company	Recital
ERISA	Section 5.6
Other Benefits	Section 3.5
Plan	Recital
Plan Administrator	Section 4.1

Article II. Termination of Employment

2.1 By Company for Misconduct. The Company may terminate the Participant’s employment for Misconduct (as defined in Section 1.9 above) at any time in accordance with such definition. The Company shall pay the Participant the salary and other amounts (e.g., accrued but unused vacation) to which he or she is entitled by law through the Separation Date or under the terms of another compensation or benefit plan, program or arrangement sponsored by the Company, and thereafter the Company’s obligations shall terminate. The Participant shall not be entitled to any unpaid cash incentive bonus for the prior fiscal year or the fiscal year in which termination occurs, and the Participant shall not be entitled to any benefits under the Plan.

2.2 By Participant. The Participant may, after satisfying any obligation to provide advance written notice to the Company and continuing his or her employment until the end of such period, terminate his or her employment, for any reason or no reason. The Company shall pay the Participant the salary and other amounts (e.g., accrued but unused vacation) to which he or she is entitled by law through the end of the Participant’s employment or under the terms of another compensation or benefit plan, program or arrangement sponsored by the Company, and thereafter the Company’s obligations shall terminate. The Participant shall not be entitled to any benefits under the Plan.

2.3 By Company at Will. The Company may, at any time, with or without notice, and for any reason or no reason, terminate the Participant’s employment. If the Company terminates the Participant’s employment other than for Misconduct or on account of disability, the Company shall pay the Participant the salary and other amounts (e.g., accrued but unused vacation) to which he or she is entitled by law through the Separation Date or under the terms of another compensation or benefit plan, program or arrangement sponsored by the Company, the severance payment provisions of Article III shall apply and the Company shall have no additional liability. The Company’s progressive discipline policy and practice do not apply to such terminations.

Article III. Severance Benefits

3.1 A Participant whose employment with the Company is involuntarily terminated by the Company other than for Misconduct or on account of disability is entitled to receive the benefits described below:

A. An amount equal to two times the Participant’s Base Salary. In the case of the CEO, an amount equal to the sum of (i) two times the CEO’s Base Salary and (ii) two times the CEO’s Bonus Target multiplied by 75%. Such amount(s) shall be paid as soon as reasonably practicable and, subject to Section 3.4, no later than sixty (60) days after the Separation Date.

B. An amount equal to:

Bonus	X	# of days in the current fiscal year through the Separation Date	X	75%
365

Provided, however, that the amount under 3.1(B) shall not be multiplied by 75%, in the case of the CEO.

This amount under 3.1(B) will be paid after the close of the fiscal year at the same time that annual cash incentive award payments are made to then employed executives; provided, however, that if the Participant is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Separation Date, such payments shall be made in accordance with Section 3.4 below. For purposes of this section, “Bonus” means a percentage of the Participant’s Bonus Target for such fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, for the annual cash incentive bonus plan in which the Participant was then participating. The Bonus will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100% or otherwise in order to remove any influence of personal objectives from the calculation of the amount of the Bonus.

Provided, however, that if the Participant meets retirement eligibility on the Separation Date and thus is eligible to receive a prorated bonus (“Retirement Bonus”) in the year of separation in accordance with the terms of the Company’s annual cash incentive bonus plan in which the Participant is then participating, the Company may determine, in its sole discretion, to either pay such Retirement Bonus or pay the amount calculated in accordance with this Section 3.1(B), but it shall not be obligated to pay both.

C. The Company shall pay the applicable Participant an amount equal to the product of (1) 24 multiplied by (2) the excess of (x) the monthly cost of health benefits of the type applicable to the applicable Participant (including the Participant’s covered dependents) under the Consolidated Omnibus Budget Reconciliation Act of 1985 as of immediately prior to the Separation Date over (y) the portion of the monthly premium for such coverage that would be paid by an active employee (determined as of immediately prior to the Separation Date. Such amount shall be paid as soon as reasonably practicable and, subject to Section 3.4, no later than sixty (60) days after the Separation Date.

D. In addition, solely for purposes of determining eligibility for retiree Medical Insurance Coverage, the Participant shall be credited with two additional years of age and service as of the Separation Date. If, taking into account these additional credits, the Participant would meet the age and service requirements for non-subsidized or subsidized participation under the Company’s retiree Medical Insurance Coverage as and if offered to similarly situated former employees, the Participant shall have the right to continued participation under such retiree Medical Insurance Coverage on the same terms and conditions as for such former employees, including applicable retiree premium contributions from the Participant as in effect from time to time. Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to Section 3.1(D) above and shall continue until the Participant attains age 65; thereafter the Participant may participate in the Company’s post-65 retiree Medical Insurance Coverage as and if it may exist from time to time in the future, if he or she would be eligible to participate pursuant to the terms of that plan. The Company reserves the right to amend or eliminate retiree Medical Insurance Coverage and nothing in this paragraph guarantees such coverage.

3.2 A Participant shall not be entitled to the severance benefits set forth in this Article III if the Participant is terminated by the Company but continues to be employed by, or is offered employment with either (i) a third party or related entity in connection with an outsourcing of such Participant’s position to such third party or related entity; or (ii) any entity or individual that acquires all or any portion of the assets or operations of the Company, or that assumes responsibility for the performance of the obligations of all or any portion of the Company. Notwithstanding the foregoing, if the continued or offered employment referenced above in this Section 3.2 is in a location that would result in an increase in the Participant’s commute of more than 35 miles from the commute to the Participant’s pre-relocation principal work location, and the Participant elects not to continue or accept such employment, then the Participant shall be deemed to have been involuntarily terminated by the Company other than for Misconduct or on account of disability and therefore shall be entitled to severance benefits, pursuant and subject to the other terms of the Plan.

3.3 As a condition to receipt of any severance benefits set forth in this Article III, a Participant must execute a General Release within the time specified therein. If the Participant does not execute the General Release within the time provided, or having executed such General Release, effectively revokes the General Release, or fails to comply with his or her obligations and requirements under the General Release, then the Company will not be obligated to provide any benefits or payments of any kind to the Participant pursuant to the Plan and the Participant shall be obligated to return to the Company any payments or benefits previously provided to the Participant pursuant to the Plan.

3.4 Notwithstanding the foregoing, if the Participant is a Specified Employee on the Separation Date, all payments specified in this Article III that are subject to Section 409A but are not made by March 15 of the year immediately following the Separation Date, may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount ($285,000 in 2020) that may be taken into account pursuant to Section 401(a)(17) of the Code for the year in which the Participant has terminated. Any amounts exceeding such limit may not be made before the earlier of the date which is six (6) months after the Separation Date or the date of death of the Participant. Furthermore, any payments pursuant to this Article III shall be postponed until six (6) months following the end of any consulting period so long as the Participant continues to work on a consulting basis for the Company following termination and such consulting requires the Participant to work more than 20% of his or her average hours worked during the 36 months preceding his or her termination. Any payments that were scheduled to be paid during the six (6) month period following the Participant’s Separation Date, but which were delayed pursuant to this Section 3.4, shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Participant’s Separation Date (or, if earlier, the date of Participant’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Participant’s Separation Date shall continue to be paid in accordance to their predetermined schedule.

3.5 Notwithstanding any other provision of the Plan to the contrary, any benefits payable to a Participant under the Plan shall be in lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. Further, in the event that the Participant is entitled to receive severance benefits under (1) any agreement or contract with the Company, excluding The Clorox Company Executive Change in Control Severance Plan (“CIC Severance Plan”), (2) any plan, policy, program or other arrangement adopted or established by the Company; (3) the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., or (4) other applicable law providing for payments from Clorox or its subsidiaries or affiliates on account of termination of employment, including pay in lieu of advance notice of termination (“Other Benefits”), any severance benefits payable hereunder shall be reduced by the Other Benefits. In the event that the Participant becomes entitled to receive benefits under the CIC Severance Plan, any benefits payable thereunder shall be in lieu of any severance benefits payable under the Plan.

3.6 Recoupment in Event of Subsequently Discovered Misconduct. If, after the Separation Date of a Participant, the Company discovers the Participant had engaged in acts or omissions during the course of the Participant’s employment with the Company that meet the definition of Misconduct (as defined in Section 1.9 above, excluding any notice, prior written warning and other similar procedural terms of that definition), then the Plan Administrator may immediately cease the delivery of any further payments or benefits provided for under this Article III and shall be entitled to recoup from the Participant for the benefit of the Company any payments and/or the value of any benefits provided to the Participant described in this Article III, plus interest at the then prevailing prime rate.

Article IV. Plan Administration and Claims

4.1 Plan Administration. The Committee shall serve as the person responsible for administration of the Plan (“Plan Administrator”). As the Plan Administrator, the Committee has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the Plan and to correct errors. The Plan Administrator may delegate administrative duties to other Company personnel or to any other committee. Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out these duties. Any determination by the Plan Administrator or its delegate will be final and conclusive upon all persons unless determined to be arbitrary and capricious or made in bad faith.

4.2 Claims Procedure. If an individual (“Claimant”) believes that he or she is entitled to a benefit under the Plan that is greater than the benefit about which the Claimant has received notice under the Plan, the Claimant may submit a written application to the Plan Administrator or its delegate within 90 days of having been denied such a benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days (180 days if the Plan Administrator (or its delegate) determines that an extension of time for processing is required and provides written notice to the Claimant) of the date that the Plan Administrator (or its delegate) receives the application. If the claim is denied in whole or in part, the notification will state specific reasons for the denial, reference the Plan provisions on which the denial is based, include a description of any additional materials or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and describe the Plan’s claims review procedures. The Claimant will have 60 days to file an appeal of the denial with the Plan Administrator (or its delegate). This appeal will include the reasons for requesting an appeal, facts supporting the appeal and any other relevant comments. The Plan Administrator (or its delegate), operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant’s appeal within 60 days (120 days if the Plan Administrator (or its delegate) determines that an extension of time for processing is required and provides written notice to the Claimant) of receipt of the request for review. If the appeal is denied in whole or in part, the notification will state specific reasons for the denial, reference the Plan provisions on which the denial is based, and notify the Claimant of the right to initiate an arbitration proceeding in accordance with Section 4.3. The Claimant must exhaust the procedures set forth in this Section 4.2 before initiating an arbitration proceeding relating to a claim for benefits under the Plan in accordance with Section 4.3. Each Participant agrees as a condition of participating in the Plan that arbitration is the exclusive dispute resolution mechanism with respect to the Plan following a Claimant’s exhaustion of the procedures described in this Section 4.2.

4.3 Arbitration. Within one (1) year following a Claimant’s exhaustion of the procedures in Section 4.2, any remaining controversy relating to the Plan shall be settled by the Claimant and the Company solely pursuant to final and binding arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Failure by the Claimant to initiate arbitration within the one (1) year time period set forth above shall prevent the Claimant from any pursuit of such claim by any means, whether through arbitration or otherwise, and the resolution of such claim upon the completion of the claims procedure set forth in Section 4.2 shall be final and binding on Claimant and any and all successors in interest. The arbitrator shall determine whether to affirm or reverse the Plan Administrator’s (or its delegate’s) denial of the appeal, and shall reverse such denial it determines that the Plan Administrator’s (or its delegate’s) decision was arbitrary or capricious or made in bad faith. The arbitrator shall have no power to alter, add to, or subtract from any provision of the Plan. The arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of the Plan. The arbitrator shall have no power to award any damages that are not permitted by ERISA, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages. Each party shall bear its own attorney’s fees, but the Company shall bear the costs and expenses of arbitration (provided that if the Company prevails in the arbitration, the arbitrator may, in his or her discretion, require the Claimant to pay or reimburse the Company for all or a portion of such costs and expenses). The location of the arbitration shall be within fifty (50) miles of the last place of employment with the Company of the Participant with respect to whose potential Plan benefit the claim is brought. Service of legal process should be directed to the Legal Services Department of Clorox. Process may also be served on the Corporate Secretary of Clorox. Clorox’s employer identification number is 31-0595760. Clorox’s address and telephone number are: 1221 Broadway, Oakland, CA 94612, (510) 271-7000.

Article V. Miscellaneous Provisions

5.1 Assignment. To the fullest extent not prohibited by law, Plan benefits are not assignable.

5.2 Death of Participant. If a Participant dies after an involuntary termination, the benefit that otherwise would have been payable to the Participant will be paid, in a single sum payment, as soon as administratively practicable to the Participant’s surviving spouse, or if there is no such spouse, to the Participant’s estate.

5.3 Compliance. Plan benefits are conditioned on a Participant’s compliance with any confidentiality agreement or release that the Participant has entered into with Clorox and/or with an Affiliate in addition to any other requirement or obligation set forth in the Plan or the General Release.

5.4 Amendment and Termination. The Board or the Committee, by a signed writing, may amend or terminate the Plan at any time, with or without notice; provided, however, that the Plan may not be amended or terminated to reduce or eliminate benefits that would otherwise be payable under the Plan to Participants who are entitled to benefits under Article III as of the date such amendment or termination is approved by the Board or the Committee, as applicable. Notwithstanding the foregoing, the CEO may amend the Plan if the amendments are ministerial in nature or necessary to comply with applicable law or other regulatory matters.

5.5 Continued Services. The Plan does not provide a Participant with any right to continue employment with the Company or affect the right of the Company to terminate the services of any individual at any time with or without cause, for any reason or no reason.

5.6 Governing Law. The Plan is intended to be an unfunded welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent applicable and not preempted by ERISA, the laws of the State of Delaware will govern the Plan.

5.7 Plan Year. The Plan’s fiscal records are maintained on a fiscal year basis with a June 30 year end.

5.8 Source of Payments. Benefits payable under the Plan are not funded and are payable only from the general assets of Clorox or the appropriate Affiliate.

5.9 Section 409A. To the extent applicable, it is intended that the Plan and any payment made hereunder shall comply with, or be exempt from, the requirements of Section 409A. Any provision that would cause the Plan or any payment hereunder to fail to satisfy Section 409A shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

5.10 Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation.

5.11 Severability. The provisions of the Plan are severable and in the event that a court of competent jurisdiction determines that any provision of the Plan is in violation of any law or public policy, in whole or in part, only the portions of the Plan that violate such law or public policy shall be stricken. All portions of the Plan that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of the Company under the Plan.

5.12 Notices. All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below.

If to the Participant:

To the residence address for the Participant last shown on the Company’s payroll records.

If to the Company:

The Clorox Company
1221 Broadway
Oakland, California 94612
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

5.13 Waiver. No waiver of any breach of any term or provision of the Plan by the Company shall be construed to be, nor shall be, a waiver of any other breach of the Plan. No waiver shall be binding unless in writing and signed by the Company.

5.14 Tax Withholding. All amounts or benefits payable pursuant to the Plan shall be subject to such withholding taxes as may be required by law.

END OF DOCUMENT

EXHIBIT 1
GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have [__] [21] [45] days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

[After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.]

[The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.]

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as “Employer”) and _____________________ (hereinafter referred to as “Executive”). Defined terms used in this General Release not defined herein shall have the meaning set forth in the Severance Plan (as defined below). Employer and Executive agree as set forth herein, including as follows:

1. Executive’s regular employment with Employer will terminate as of _________________, 20__. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive’s acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Article III of the Severance Plan for Clorox Executive Committee Members (the “Severance Plan”), which compensation and benefits shall be provided subject to the terms and conditions of the Severance Plan, a copy of which is attached to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive’s heirs, assignees and agents agree to release the Employer, all affiliated companies, and each of their respective directors, officers, employees, owners, contractors, representatives, and agents, and each of their respective successors and assigns (hereinafter referred to as “Releasees”) fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except for the following: (i) claims for vested benefits under the terms of an employee compensation or benefit plan, program or arrangement sponsored by the Company, (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds, (iii) claims related to Executive’s COBRA rights, (iv) claims for indemnification to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance, (v) claims for benefits to be provided in accordance with Article III of the Severance Plan, and (vi) claims that may not be legally waived. The claims released include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer’s right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims for benefits other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys’ fees incurred by any Releasee resulting from such action and shall pay all expenses incurred by a Releasee in defending any proceeding pursuant to this Section 3(b) as they are incurred by the Releasee in advance of the final disposition of such proceedings, together with any tax liability incurred by the Releasee in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Executive of an undertaking, by or on behalf of the Releasee, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Executive is the prevailing party, taking into account all claims made by any party to such proceeding.

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive’s employment in exchange for the compensation set forth above.

5. Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

6. To forestall the disclosure or use of Proprietary Information (as defined below) and in consideration of the Plan, Executive agrees that for a period of two years after termination of his or her employment, he or she shall not, for himself or herself, or for any third party, directly or indirectly, use the Company’s trade secrets or other Proprietary Information to (i) divert or attempt to divert from the Employer (or any of its affiliated companies) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products that are directly competitive with products sold by the Employer at the time of Executive’s termination, or interference with any of its customer or suppliers, or (ii) solicit for employment any person employed by the Employer, or any of its affiliates, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Employer.

7. Executive’s execution of this General Release and the absence of an effective revocation of such General Release by Executive shall constitute Executive’s resignation from all offices, directorships and other positions then held with the Employer or any of its affiliates, and any other position held for the benefit of or at the request of the Employer or any of its affiliates, and Executive hereby agrees that this General Release constitutes such resignation. Executive also agree to execute a confirmatory letter of resignation if requested.

8. Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his or her employment, belong to the Employer and shall, if physically returnable, be promptly returned to the Employer upon termination of his or her employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information. Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Employer or any its affiliates, or to their respective clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive’s possession or part of his or her general knowledge prior to his or her employment by the Employer; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Employer.

9. Following termination, Executive will continue to abide by the Employer’s policy and any obligations that the Executive has to protect the Company’s Proprietary Information. In amplification of the foregoing, Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Employer and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Employer’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his or her employment to the extent necessary to carry out Executive’s responsibilities to the Employer, (ii) after termination of his or her employment as specifically authorized in writing by the Board, and (iii) pursuant to a subpoena.

10. Each Executive covered by the Plan agrees that he or she will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company, all affiliated companies, and each of their respective employees, officers, directors, stockholders, members, principals, contractors, representatives or agents, and each of their respective successors or assigns. Nothing herein shall preclude Executive from complying with applicable disclosure requirements, responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and it shall instruct its officers, directors and other representatives who may reasonably be viewed as speaking on its behalf not to say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of an Executive. Nothing herein shall preclude the Company from complying with applicable disclosure requirements, responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform an Executive in advance if they have reason to believe such response or testimony will directly relate to such Executive.

11. Following termination, Executive will continue to abide by the Employer’s policy that prohibits discussing any aspect of the Employer’s business with representatives of the press without first obtaining the permission of the Employer’s public relations group.

12. Nothing in this General Release is intended to limit any remedy of the Employer (or any of its affiliated companies) under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law. In addition, and notwithstanding any other provision in this General Release to the contrary, nothing contained in this General Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). Executive further understands that this General Release does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This General Release does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

13. The provisions of this General Release are severable and in the event that a court of competent jurisdiction determines that any provision of this General Release is in violation of any law or public policy, in whole or in part, only the portions of this General Release that violate such law or public policy shall be stricken. All portions of this General Release that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this General Release shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of the Employer and Executive under this General Release.

14. Executive agrees to indemnify and hold Employer harmless from and against any tax obligations for which Executive may become liable as a result of this Release and/or payments made pursuant to the Severance Plan, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Severance Plan.

15. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

16. This Release, the Severance Plan and the plans of The Clorox Company referred to in the Severance Plan set forth the entire agreement between Executive and the Employer. This Release is not subject to modification except in writing executed by both of the parties. The Clorox Company plan documents of plans referred to in the Severance Plans may be amended in accordance with the provisions of those plans.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

Executive

Dated:

THE CLOROX COMPANY

By:

Dated: